    CMX GOLD & SILVER CORP.

Stock Option Plan

The Board of Directors of CMX Gold & Silver Corp. (the "Corporation") wishes to establish a stock option plan (the "Plan") governing the issuance of stock options (the "Stock Options") to directors, officers, employees and consultants of the Corporation or subsidiaries (as the meaning is ascribed thereto pursuant to applicable securities legislation) of the Corporation who are providing services to the Corporation or subsidiaries of the Corporation on an on-going basis, or have provided or are expected to provide a service or services of considerable value to the Corporation or its subsidiaries.

The terms and conditions of the Plan for issuance of Stock Options are as follows:

1.

Purposes

The principal purposes of the Plan are:

(a)

to retain and attract qualified directors, officers, employees and consultants which the Corporation and its subsidiaries require;

(b)

to promote a proprietary interest in the Corporation and its subsidiaries;

(c)

to provide an incentive element in compensation; and

(d)

to promote the profitability of the Corporation and its subsidiaries.

2.

Reservation of Shares

The maximum number of common shares of the Corporation ("Common Shares") reserved from time to time for issuance pursuant to Stock Options granted pursuant to the Plan to Eligible Optionees (as defined below) shall not exceed 10% of the outstanding common shares.

3.

Eligibility

Stock Options shall be granted only to persons, firms or corporations ("Eligible Optionees"):

(a)

who are employees (full-time or part-time), officers or directors of the Corporation or its subsidiaries, or consultants who are engaged to provide services to the Corporation or its subsidiaries on an on-going basis under a written contract with the Corporation and spends or will spend a significant amount of time and attention on the affairs of the Corporation or its subsidiaries, and

(b)

who the Board of Directors of the Corporation (the "Board of Directors" or the "Board") determines should receive Stock Options,

provided that the participation of the Eligible Optionees in the Plan is voluntary.

Stock Options may also be granted to corporations which are controlled by an Eligible Optionee. Unless the context otherwise requires, the term Eligible Optionee as used herein, shall include any such corporation.  No Stock Options shall be granted pursuant to this Section 3 unless such Eligible Optionee is a bona fide employee, officer, director or consultant of the Corporation or a subsidiary of the Corporation.

For greater certainty and without limiting the discretion conferred on the Board of Directors pursuant to Subsection 3(b) above, the Board of Directors' decision to approve the grant of a Stock Option in any year shall not require the Board of Directors to approve the grant of a Stock Option to an Eligible Optionee in any other year; nor shall the Board of Directors' decision with respect to the size or terms and conditions of a Stock Option in any year require it to approve the grant of a Stock Option of the same size or with the same terms and conditions to any Eligible Optionee in any other year.  The Board of Directors shall not be precluded from approving the grant of a Stock Option to any Eligible Optionee solely because the Eligible Optionee may previously have been granted a Stock Option under the Plan or any other security based compensation arrangement in which there is an issuance from treasury or potential issuance from treasury of securities of the Corporation ("Security Based Compensation Arrangement").  No Eligible Optionee has any claim or right to be granted a Stock Option, except as expressly provided in a stock option agreement entered into by the Eligible Optionee and the Corporation pursuant to the terms of the Plan (a "Stock Option Agreement").  In addition, nothing in the Plan or in any Stock Option Agreement shall confer upon any holder of a Stock Option the right to continue in the employ of the Corporation or a subsidiary of the Corporation, to be entitled to any remuneration or benefits not set forth in the Plan or a Stock Option Agreement or to interfere with or limit in any way the right of the Corporation or a "subsidiary" of the Corporation to terminate the Stock Option holder's employment.

4.

Granting of Stock Options

The Board of Directors may from time to time grant Stock Options to Eligible Optionees. At the time a Stock Option is granted, the Board of Directors shall determine the number of Common Shares of the Corporation purchasable under the Stock Option, the date when the Stock Option is to become effective and, subject to the other provisions of the Plan, all other terms and conditions of the Stock Option.  All grants of Stock Options shall be subject to the following terms and conditions:

(a)

an Eligible Optionee may hold more than one Stock Option at any time; however, no one Eligible Optionee can receive Stock Options that, when combined with any other Security Based Compensation Arrangement, will entitle the Eligible Optionee to purchase more than 5% of the outstanding issue;

(b)

the number of Common Shares of the Corporation reserved for issuance at any time to insiders pursuant to Stock Options that, when combined with the number of Common Shares of the Corporation issuable pursuant to any other Security Based Compensation Arrangement, may not exceed 10% of the outstanding issue;

(c)

there may not be issued to insiders, within a one-year period, a number of Common Shares of the Corporation that, when combined with any other Security Based Compensation Arrangement, will exceed 10% of the outstanding issue;

(d)

there may not be issued to any one insider and such insider's associates, within a one-year period, a number of Common Shares of the Corporation that, when combined with any other Security Based Compensation Arrangement, will exceed 5% of the outstanding issue;

(e)

the number of Common Shares reserved for issuance pursuant to options granted to any one consultant, within a one-year period, shall not exceed 2% of the total number of Common Shares then outstanding; and

(f)

the number of Common Shares reserved for issuance pursuant to options granted to an employee conducting Investor Relations Activities, within a one-year period, shall not exceed an aggregate of 2% of the total number of Common Shares then outstanding.

The aforementioned limits on the number of Common Shares reserved for issuance may be formulated on a diluted basis with the consent of the Exchange if such consent is required pursuant to the rules of such Exchange.

The terms "insider" and "associates" have the meanings ascribed thereto pursuant to applicable securities legislation, and the term "outstanding issue" means the number of Common Shares of the Corporation outstanding immediately prior to the share issuance in question.  Any Stock Options granted to a corporation referred to in Section 3 hereof shall be included in the calculation of the Stock Options held by a related person.

5.

Exercise Price

(a)

The exercise price of each Stock Option shall be determined in the discretion of the Board of Directors at the time of the granting of the Stock Option, provided that the exercise price shall not be lower than the "market price" of the Common Shares at the time the Stock Option is granted.  The "market price" shall be the volume weighted average price of the Common Shares on the TSX for the five trading days immediately preceding the date of grant of the Stock Option if the Common Shares are listed on the TSX or the minimum exercise price permitted by any other Exchange in which the Common Shares are listed if the Common Shares are not listed on the TSX; provided that if the Common Shares are not listed on any Exchange, the market price shall be such price as is determined by the Board of Directors, acting in good faith.

(b)

Disinterested Shareholder approval will be obtained for any reduction in the exercise price of the Stock Options if the Optionee is an Insider of the Corporation at the time of the proposed amendment.

6.

Term and Exercise Periods

All Stock Options shall be for a term and exercisable from time to time as determined in the discretion of the Board of Directors at the time of the granting of the Stock Options, provided that no Stock Option shall have a term exceeding five years, and by way of example, without limiting the generality of the foregoing or the discretion of the Board, the Board of Directors may determine:

(a)

that a Stock Option is exercisable only during the term of employment of or provision of services by the Eligible Optionee receiving it or during such term and for a limited period of time after termination of employment or cessation of services, as applicable;

(b)

that a Stock Option can be exercisable for a period of time of up to one year after death, or for a period of time or for its remaining term after the Permanent Disability (as hereinafter defined) of an Eligible Optionee;

(c)

that only a portion of a Stock Option is exercisable in a specified period;

(d)

that the unexercised portion of a Stock Option is "cumulative" so that any portion of a Stock Option exercisable (but not exercised) in a specified period may be exercised in subsequent periods until the Stock Option terminates;

(e)

that if the Eligible Optionee ceases to be a director, officer or employee of the Corporation or any of its subsidiaries or a consultant to the Corporation or any of its subsidiaries for any reason whatsoever (other than as a result of death or the permanent disability of the Eligible Optionee as determined by agreement between the Eligible Optionee (or his legal representative) and the Corporation, or by a medical doctor or other health care specialist mutually selected by the Corporation and the Eligible Optionee (or, if they cannot agree on the selection of the doctor or specialist, a doctor or specialist appointed by the Court of Queen's Bench in Calgary, Alberta) ("Permanent Disability")), the Eligible Optionee may, but only within ninety (90) days after the Eligible Optionee's ceasing to be a director, officer, employee or consultant or prior to the expiration date in respect of the Stock Option, whichever is earlier, exercise any Stock Option held by the Eligible Optionee, but only to the extent that the Eligible Optionee was entitled to  exercise the Stock Option at the date of such cessation;

(f)

options granted to an Optionee engaged in Investor Relations Activities must expire within 30 days after the Optionee ceases to be employed to provide Investor Relations Activities;

and other appropriate terms in other circumstances, such as if the Corporation shall resolve to sell all or substantially all of its assets, to liquidate or dissolve, or to merge, amalgamate, consolidate or be absorbed with or into any other corporation, if a take-over bid is made for Common Shares of the Corporation, or if any change of control of the Corporation occurs, subject to the provisions of Section 11 with respect to Unsolicited Offers (as defined below).

In the event that (a) the date determined by the Board of Directors on which a Stock Option will expire falls within a period of time imposed by the Corporation, pursuant to the Corporation's policies, upon certain designated persons during which those persons may not trade in any securities of the Corporation (a "Black-Out Period") or (b) expiry of a Stock Option falls within five (5) business days after a Black-Out Period (not including a Black-Out Period imposed due to a cease trade order), the expiry date of such Stock Option shall be ten (10) business days from the date any Black-Out Period ends.

7.

Non-Assignability

Stock Options shall not be assignable or transferable by an Eligible Optionee, except: (a) for a limited right of assignment to allow the exercise of Stock Options by an Eligible Optionee's legal representative in the event of death or Permanent Disability, subject to the terms upon which the Stock Option is granted; and (b) with the approval of the Board of Directors and the Exchange if approval of the Exchange is required pursuant to the rules of such Exchange, there is a right to transfer such Stock Options to a corporation controlled by the Eligible Optionee and wholly-owned by the Eligible Optionee and his or her spouse or children.

8.

Payment of Exercise Price

Except as provided in Section 9, all Common Shares issued pursuant to the exercise of a Stock Option shall be paid for in full in Canadian funds at the time of exercise of the Stock Option and prior to the issue of the shares.  All Common Shares of the Corporation issued in accordance with the foregoing shall be issued as fully paid and non-assessable Common Shares.

9.

Non-Exercise

The automatic "reloading" of Stock Options upon the exercise of Stock Options is permitted under the Plan.  If any Stock Options granted under the Plan shall expire, terminate or be cancelled or surrendered for any reason without having been exercised in full, any unpurchased Common Shares to which such Stock Options relate shall be available for the purposes of the granting of further Stock Options under the Plan, however, at no time shall there be outstanding Stock Options exceeding in the aggregate the number of Common Shares of the Corporation reserved for issuance pursuant to Stock Options under the Plan.

10.

Change of Control

Notwithstanding the terms of the Plan, where an Unsolicited Offer for the Common Shares is made, if approved by the Board, all unexercised and unvested outstanding Stock Options granted under the Plan shall vest and become immediately exercisable in respect of any and all Common Shares for which the holder of Stock Options has not exercised the Stock Options (notwithstanding that an agreement relating to the grant of Stock Options states that those Stock Options are exercisable only during a later period or year).

For the purposes hereof, an "Unsolicited Offer" means an Offer in respect of which neither the Board of Directors nor management of the Corporation solicited, sought out, or otherwise arranged for the offeror party to make such Offer.  For the purposes hereof, "Offer" means an offer made generally to the holders of Common Shares in one or more jurisdictions to acquire, directly or indirectly, the Common Shares and which is in the nature of a "takeover bid" as defined in the Securities Act (Alberta) and, where the Common Shares are listed and posted for trading on an Exchange, not exempt from the formal bid requirements of the Securities Act (Alberta). Any Stock Option remaining unexercised following the earlier of the withdrawal of such Unsolicited Offer and the expiry of such Unsolicited Offer in accordance with its terms again becomes subject to the original terms of the agreement relating to the grant of Stock Options as if the Unsolicited Offer had not been made.

11.

Adjustment in Certain Circumstances

In the event:

(a)

of any change in the Common Shares of the Corporation through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or

(b)

of any stock dividend to holders of Common Shares of the Corporation (other than such stock dividends issued at the option of shareholders of the Corporation in lieu of substantially equivalent cash dividends); or

(c)

that any rights are granted to all or substantially all of the holders of Common Shares to purchase Common Shares of the Corporation at prices substantially below fair market value; or

(d)

that as a result of any recapitalization, merger, consolidation or otherwise the Common Shares of the Corporation are converted into or exchangeable for any other shares;

then in any such case the Board of Directors may make such adjustment in the Plan and in the Stock Options granted under the Plan as the Board of Directors may in its sole discretion (and without shareholder approval) deem appropriate to prevent substantial dilution or enlargement of the rights granted to, or available for, holders of Stock Options, and such adjustments may be included in the Stock Options.

12.

Expenses

All expenses in connection with the Plan shall be borne by the Corporation.

13.

Compliance with Laws

The Corporation shall not be obliged to issue any shares upon exercise of Stock Options if the issue would violate any law or regulation or any rule of any governmental authority or Exchange. The Corporation shall not be required to issue, register or qualify for resale any shares issuable upon exercise of Stock Options pursuant to the provisions of a prospectus or similar document, provided that the Corporation shall notify the applicable regulatory bodies of the existence of the Plan and the issuance and exercise of Stock Options.

14.

Form of Stock Option Agreement

All Stock Options shall be issued by the Corporation in a form which meets the general requirements and conditions set forth in the Plan and the applicable regulatory bodies.

15.

Amendments and Termination of Plan

The Corporation retains the right to amend from time to time or to suspend, terminate or discontinue the terms and conditions of the Plan by resolution of the Board.  Any amendments shall be subject to the prior consent of any applicable regulatory bodies.  Any amendment to the Plan shall take effect only with respect to Stock Options granted after the effective date of such amendment, provided that it may apply to any outstanding Stock Options with the mutual consent of the Corporation and the Eligible Optionees to whom such Stock Options have been granted. The Board of Directors shall have the power and authority to approve amendments relating to the Plan or to Stock Options, without further approval of the shareholders, to the extent that such amendment:

(a)

is for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(b)

is necessary to comply with applicable law or the requirements of any Exchange on which the Common Shares are listed;

(c)

is an amendment to the Plan respecting administration and eligibility for participation under the Plan;

(d)

changes the terms and conditions on which Stock Options may be or have been granted pursuant to the Plan including changes to the vesting provisions, early termination provisions, term of such Stock Options and other terms (excluding any change in the exercise price of such Stock Options);

(e)

alters, extends or accelerates the terms of vesting applicable to any Stock Option;

(f)

changes the termination provisions of a Stock Option or the Plan which does not entail an extension beyond the original expiry date; or

(g)

is an amendment to the Plan of a "housekeeping nature",

provided that in the case of any alteration, amendment or variance referred to in paragraph (a) or (b) of this section 15 the alteration, amendment or variance does not:

(h)

amend the number of Common Shares issuable under the Plan;

(i)

add any form of financial assistance by the Corporation for the exercise of any Stock Option;

(j)

result in a material or unreasonable dilution in the number of outstanding Common Shares or any material benefit to an Eligible Optionee; or

(k)

change the class of eligible participants to the Plan which would have the potential of broadening or increasing participation by insiders of the Corporation (as the term "insider" has the meaning ascribed thereto pursuant to applicable securities legislation).

Without limiting the generality of the foregoing, if the Board of Directors proposes to increase the number of Common Shares issuable under the Plan, reduce the exercise price for Stock Options granted to insiders or to extend the term of Stock Options granted to insiders of the Corporation pursuant to the Plan (unless the extension is due to the expiry of the term of the Stock Options occurring during a Black-Out Period or within five business days after a Black-Out Period or pursuant to an extension applicable in the case of death or Permanent Disability), such amendments will require shareholder approval.  Extensions of the term of Stock Options granted to Eligible Optionees (other than insiders) may be subject to regulatory approval of any regulatory authority or Exchange but shall not require shareholder approval.

16.

Administration

The Plan shall be administered by the Board of Directors.  The Board of Directors shall have full and final discretion to interpret the provisions of the Plan and to prescribe, amend, rescind and waive rules and regulations to govern the administration and operation of the Plan.  All decisions and interpretations made by the Board of Directors shall be binding and conclusive upon the Corporation and on all persons eligible to participate in the Plan, subject to shareholder approval if required by an Exchange.

17.

Delegation of Administration of the Plan

Subject to the Business Corporations Act (Alberta) or any other legislation governing the Corporation, the Board of Directors may delegate to one or more directors or officers of the Corporation, on such terms as it considers appropriate, all or any part of the powers, duties and functions relating to the granting of Stock Options and the administration of the Plan.

18.

Applicable Law

The Plan shall be governed by and construed in accordance with the laws in force in the Province of Alberta.

19.

Stock Exchange

To the extent applicable, the issuance of any shares of the Corporation pursuant to Stock Options issued pursuant to the Plan is subject to approval of the Plan by the Exchange, and the Plan shall be subject to the ongoing requirements of such Exchange.

20.

Effective Date

The Plan shall take effect on the date of its adoption by the Board.

Any Stock Options granted prior to such approvals shall be conditional upon such approval being given and no Stock Option may be exercised unless such approval is given.

The Plan was approved for adoption by the Board of Directors on May 7, 2014 and by the shareholders on June 6, 2014.